Exhibit 99.1

Date: October 2008

To IRE Unit Holders:

2008 has been a busy year for IRE, and the Board of Directors would like to take this opportunity to bring the membership up to date on Company activities.

In January, IRE completed BQ9000 compliance audits and became a fully certified producer of BQ9000 biodiesel. This is a significant accomplishment and will help our positioning to supply product to the national and world marketplace. This achievement is a credit to the continued performance of our operations management team and all the employees at IRE

In July we completed our first year of operations. In total, since the beginning of operations, we have produced approximately 22,682,000 gallons of biodiesel. This product has gone out to serve the local, national and world markets. Although the plant was designed to operate primarily on soybean oil, IRE has the capability to operate on a wide variety of feedstock and is a true multi-feedstock facility. In 2008, in addition to soybean oil, we have operated on various animal fats including “choice white grease,” bacon fat, beef tallow, poultry fat, and yellow grease. We have also used both crude and refined corn oil. All of these inputs require somewhat different process operations, but both our facilities and our employees have been up to the challenge.

Financially, results continue to disappoint. As I am sure everyone is aware, through the first three quarters of 2008 feedstock costs and petroleum prices continued to remain high. This caused problems because high input costs eroded potential profits while high petroleum costs softened demand.

The most recent market volatility has brought down input costs, but the same volatility continues to soften demand for product in the marketplace. This has somewhat limited our ability to secure longer term off-take contracts, however, customers continue to buy on a short term basis and we have been able to maintain high utilization through the summer months and expect this to continue through the rest of the year.

For a detailed explanation of operations and financial results, please refer to our 10-QSB, filed in August 2008, on the Securities and Exchange Commission website at www.sec.gov, or you may follow a link to the filing from the IRE website at www.iowarenewableenergy.com. In addition, our 10-KSB Annual Report will be available on approximately December 19, 2008, which will include 4th Qtr results and the date of our next member meeting.

While the economics of biodiesel in general are difficult at this time, we believe there are many reasons to be optimistic about the future of IRE and our industry.

We anticipate that IRE’s unit holders will continue to be eligible for the “Small Agribiodiesel Producer Tax Credit” and the “Iowa Investment Tax Credit.” Please contact your tax advisor regarding the applicability of these credits.

In the “2008 Farm Bill”, Congress reauthorized the “Commodity Credit Corporation Biomass Program”. This provides $300 million in mandatory funding to biodiesel producers over the 5 years of the Farm Bill authorization, as well as an additional $25 million additional funding from 2009 through 2012 with additional approval from Congress. Final rules have not been written for this program, but we expect IRE to benefit.

As part of the $700 billion bank bill recently passed by Congress, several items were included that are very important to the biodiesel industry. The first is an extension through 2009 of the $1.00/gallon “Blenders Credit”. This was extremely important to our ability to be competitive in the petroleum marketplace. In addition, Congress also eliminated the “splash and dash” loophole that allowed foreign biodiesel producers to bring product into U.S. ports, blend petroleum diesel, and then leave for export while claiming the $1.00 Blenders Credit. Also eliminated was the tax credit claimed by “co-processed diesel”. This was simply a case of petroleum refiners blending a small amount of animal fat into the input stream, and claiming the tax credit. Both of these practices were clearly outside of the intent of Congress and we applaud their elimination.

In January 2009 the new “Renewable Fuel Standards” will begin. This requires, among other things, that 500 million gallons of biodiesel be blended into the national diesel pool in 2009. This will increase gradually to 1 billion gallons annually in 2012. At this time we do not know how this is going to be applied, but we anticipate IRE will benefit from this program.

By now all of IRE’s unit holders should have received a mailing for the new IRE-PAC.

IRE recently formed this PAC in response to growing misinformation in the media and also as a way to help shape and influence legislation favorable to our industry. This PAC is open to all individual unit holders and employees of IRE. Participation is absolutely voluntary, and the PAC is non-partisan. Individuals participating in LLC’s holding IRE units may contribute to the PAC, but the LLC’s themselves cannot. IRE may not contribute to the PAC, although individual Board members and IRE employees may contribute.

The response from our first PAC mailing has been quite favorable, and IRE is beginning to distribute the funds to various political candidates. If you choose to participate in the PAC or not we encourage each unit holder to contact their state and federal legislators to encourage passage of biodiesel friendly legislation.

The Board of Directors wishes to thank each of you for your continuing support, and as always to see the most current filings and financial information please refer to our website at www.iowarenewableenergy.com.

Sincerely,

/s/ Michael J. Bohannan

Michael J. Bohannan
President, Iowa Renewable Energy